Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers

DB Commodity Services LLC:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-158733) of PowerShares DB Commodity Index Tracking Fund and DB Commodity Index Tracking Master Fund (the “SEC Registrants”) with the Securities and Exchange Commission of our report dated March 26, 2010, with respect to the statements of financial condition of DB Commodity Services LLC as of December 31, 2009 and 2008, and the related statements of income and expenses, changes in member’s capital (deficit), and cash flows for each of the years in the two-year period ended December 31, 2009, which report appears in the Current Report on Form 8-K of the SEC Registrants dated March 30, 2010.

/s/ KPMG LLP

New York, New York

March 30, 2010